Exhibit 99.1

IR INQUIRIES:

Charles Messman

Investor Relations

949-362-5800

IR@smithmicro.com

Smith Micro to Acquire Smart Retail Product Suite

from ISM Connect

Product Acquisition Will Expand Smith Micro’s Tier 1 Mobile Operator Customer Base World Wide and Add Positive Cash Flow, Expected to be Immediately Accretive for Non-GAAP

ALISO VIEJO, CA, December 18, 2018 – Smith Micro Software, Inc. (NASDAQ: SMSI) (“Smith Micro” or the “Company”) today announced that it has entered into a definitive agreement to acquire the assets of ISM Connect, LLC’s Smart Retail product suite.

The powerful Smart Retail platform enables wireless carriers and retailers to bring devices to life with on-screen, interactive demos that deliver consistent, targeted and secure content, including messaging and advertising campaigns.  Smart Retail will be a substantial augmentation to Smith Micro’s business and a logical addition to a product line that targets wireless carriers. This acquisition will deliver a new, growing revenue stream and an expanded customer base.

“We are excited about the synergies this opportunity will present to deepen and strengthen our core capabilities, while adding a solid book of business with Tier 1 Carriers both domestically and internationally,” said William W. Smith, Jr., President and CEO of Smith Micro Software. “This acquisition will not only add a significant and valuable third leg to the Smith Micro

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wireless business, but will also give us access to an incredibly talented base of experienced employees who understand the industry and will be able to build on our core expertise.”

Offering additional value to carriers, as customers interact with promotional content, the Smart Retail Platform logs data from those interactions, enabling carriers to gain powerful insights and intelligence on their consumer base, the effectiveness of promotional campaigns, the sales lifecycle, and overall device sales.  The collection and analysis of this data arms carriers with necessary information to overcome pain points impacting sales activity. Following each customer interaction, the device is wiped of any customer-entered data to ensure a new and secure experience for each customer.  With its combination of engaging promotional content and actionable intelligence, the Smart Retail platform is a valuable tool that carriers can use to improve sales and profitability.

“Currently there is minimal competition in this niche space due to the unique combination of both device and marketing expertise,” said Smith. “We are acquiring a profitable business that has strong growth potential as well as a platform that will empower our analytics capabilities across our entire product portfolio.  All of these factors make Smart Retail a solid addition to the Smith Micro portfolio of products.”

Pursuant to the terms of the transaction, Smith Micro will acquire the assets of ISM Connect Smart Retail product suite for a purchase price of approximately $9.8 million, consisting of $4 million payable in cash and $5.8 million payable through the issuance of Smith Micro common stock.   The transaction is expected to close upon satisfaction of customary closing conditions as specified in the asset purchase agreement for the transaction.  A Current Report on Form 8-K containing further details regarding the asset purchase agreement and the terms of the transaction will be filed by the Company and will be available on the SEC’s EDGAR database as well as on the Company’s website under the Investor Relations section.

The Smart Retail product suite is expected to generate revenue of approximately $4.0 million in its fiscal year 2018. Smith Micro intends to provide further details with the release of its fiscal 2018 financial results.

For further information, please visit: Smart Retail Product Suite

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About Smith Micro Software, Inc.

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers and Cable MSOs around the world.  From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. Our portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual messaging, and 2D/3D graphics applications. For more information, visit www.smithmicro.com.

About ISM Connect

ISM is an industry innovator building the world’s first fully-integrated network of smart engagement technology. ISM’s network of over 100 venues reaches an audience of nearly 110 million consumers. ISM modernizes the way fans experience events, brands market and venues present themselves. For more information, visit www.ismconnect.com.

Forward-Looking Statements:

Certain statements in this press release are forward-looking statements regarding future events or results, including statements related to the anticipated closing of the Smart Retail product line acquisition and our expectations regarding the future profitability of the Smart Retail business, the accretive nature of the acquisition and the timing thereof, the anticipated benefits to the Company of acquiring the Smart Retail business, and statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “will” and other similar expressions.  Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Among the important factors that could cause or contribute to such differences are our ability to close the Smart Retail product line transaction as expected, our ability to integrate the Smart Retail business with our existing operations, our ability to continue as a going concern, our ability to raise more funds to meet our capital needs, changes in demand for our products from our customers and their end-users, customer concentration, given that the majority of our sales depend on a few large customer relationships, new and changing technologies, customer acceptance and timing of deployment of those technologies, and our ability to compete effectively with other software and technology companies. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective owners.